Exhibit 23.6

[LETTERHEAD OF EDUARDO WALKER H.]

January 31, 2013

I hereby consent to (i) the incorporation by reference into the registration statement on Form F-3 of Enersis S.A. (the “Registration Statement”) of my appraisal report dated July 23, 2012 (the “Report”), which is included as “Item 10. Translation of Expert Appraisal Report of Eduardo Walker H. dated July 23, 2012” in Enersis S.A.’s report on Form 6-K furnished on November 19, 2012, and (ii) the references to the Report in the prospectus and any prospectus supplement related to the Registration Statement.

Very truly yours,

/s/ Eduardo Walker H.
Eduardo Walker H.